EXHIBIT 10.12

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made as of December 5, 2011 (“Effective Date”), by and between Conn’s, Inc., a Delaware corporation with its principle offices at 3295 College Street, Beaumont, Texas 77701 (“Conn’s”), and Theodore M. Wright, an individual (the “Executive”).

WHEREAS, Executive has been previously employed by Conn’s as its Interim Chief Executive Officer and President, and as such had entered with Conn’s an Executive Severance Agreement (“Previous Agreement”);

WHEREAS, Executive is now permanently employed by Conn’s as its Chief Executive Officer and President as of the Effective Date;

WHEREAS, Conn’s and the Executive desire to replace the Previous Agreement as of the date hereof with this Agreement, and to provide the Executive certain benefits in the event of a termination of Executive’s employment, subject to the terms and conditions set forth herein from and after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.           Term of Agreement.  This Agreement will commence on the Effective Date and will continue in effect for one (1) year, and shall automatically renew for successive one (1) year periods unless terminated by Conn’s at the expiration of the term (or automatically succeeding term) upon prior written notice to Executive.

2.           At-Will Employment.  Conn’s and Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.           Severance Benefits Under this Agreement.

(a)           Termination of Employment for Any Reason.  The following payments will be paid to Executive upon Executive’s termination of employment for any reason:

(i)           Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive plan bonus, or other form of incentive compensation, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)           Any accrued but unpaid vacation and unused sick days;

(iv)           Unreimbursed business expenses incurred by the Executive on behalf of Conn’s.

(b)           Termination Without Cause, or Voluntary Termination by the Executive for Good Reason not in Connection with a Change of Control.  Except as otherwise provided in Section 3(c), if (x) Conn’s terminates Executive’s employment other than for Cause or as a result of Executive’s death or Disability, or (y) Executive voluntarily terminates his employment for Good Reason, Conn will pay Executive the following amounts and provide the following benefits:

(i)           Executive shall continue to receive his Base Salary for the eighteen (18) month period (the “Severance Period”) following such termination, payable in accordance with Conn’s normal payroll practices.

(ii)           During the Severance Period, Executive shall receive continued coverage under the Conn’s medical, dental, life, disability, and other employee welfare benefit plans in which senior executives of Conn’s are eligible to participate, to the extent Executive is eligible under the terms of such plans immediately prior to Executive’s termination.  For purposes of clarity, during the term of this Agreement Conn’s shall provide Executive coverage under a major medical plan.  Conn’s obligation to provide the foregoing benefits shall terminate upon Executive’s becoming eligible for comparable employee welfare benefits under a plan or arrangement provided by a new employer.  Executive agrees to promptly notify Conn’s of any such employment and the material terms of any employee welfare benefits offered to Executive in connection with such employment.

(iii)           All awards held by Executive under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan shall continue to vest and, if applicable, be exercisable, during the Severance Period as if Executive had remained an employee of Conn’s.

(c)           Termination in Connection with a Change of Control.  If during the two (2) year period that begins on the date that is one (1) year prior to a Change of Control and ends on that date which is one (1) year following a Change of Control, Conn’s (or its successor) terminates Executive’s employment other than for Cause or as a result of Executive’s death or Disability, or Executive voluntarily terminates his employment for Good Reason, Conn’s will pay the following amounts and provide the following benefits:

(i)           A lump-sum cash payment in an amount equal to three (3) times the Executive’s Base Salary, payable not later than ten (10) days following (A) Executive’s termination (if Executive’s employment terminates on or after the date of the Change of Control), or (B) the date of the Change of Control (if Executive’s employment terminates during the one-year period prior to the date of the Change of Control).  Notwithstanding the provisions of Section 3(c)(i)(B), the amount payable to Executive under this Section 3(c)(i) shall be reduced by the payments, if any, received by Executive pursuant to Section 3(b)(i).

(ii)           During the eighteen (18) month period following such termination (the “Change of Control Severance Period”), Executive shall receive continued coverage under the Conn’s medical, dental, life, disability, and other employee welfare benefit plans in which senior executives of Conn’s are eligible to participate, to the extent Executive is eligible under the terms of such plans immediately prior to Executive’s termination.  For purposes of clarity, during the term of this Agreement Conn’s shall provide Executive coverage under a major medical plan.  Conn’s obligation to provide the foregoing benefits shall terminate upon Executive’s becoming eligible for comparable employee welfare benefits under a plan or arrangement provided by a new employer.  Executive agrees to promptly notify Conn’s of any such employment and the material terms of any employee welfare benefits offered to Executive in connection with such employment.

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(iii)           All awards held by Executive under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan shall immediately vest and, if applicable, continue to be exercisable during the Change of Control Severance Period as if Executive had remained an employee of Conn’s.

The terms of this Section 3(c) are continuing in nature and shall survive until the one (1) year anniversary of the earlier of Executive’s termination of employment or termination of this Agreement.

4.           Attorneys’ Fees, Costs and Expenses.  Conn’s will reimburse Executive for the reasonable attorney fees, costs and expenses incurred by the Executive in connection with any claim made or action brought by Executive to enforce his rights hereunder, provided such action is not decided in favor of Conn’s.

5.           Limitation on Payments.  In the event that the benefits provided for under Section 3(c) of this Agreement (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under Section 3(c) will be reduced (not below zero) to the amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code.  Any taxes due under Section 4999 of the Code will be the sole responsibility of the Executive.

6.           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)   “Affiliate” shall mean, with respect to a person, any other person controlling, controlled by or under common control with the first person.

(b)   “Base Salary” shall mean Executive’s annual base salary, as approved by the Compensation Committee of the Board, and effective as of the date immediately prior to the Executive’s termination of employment.

(c)   “Board” shall mean the Board of Directors of Conn’s.

(d)   “Cause” shall mean (i) behavior of Executive which is adverse to Conn’s interests, (ii) Executive’s dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, neglect of duty or (iii) material breach of this Agreement.

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(e)   “Change of Control” means the occurrence of any of the following events:

(i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company’s then outstanding voting securities.  Notwithstanding the immediately preceding sentence, any affiliation between Conn’s Voting Trust and SG-1890, LLC shall be disregarded for purposes of this Section 6(e)(i);

(ii)            A change in the composition of the Board occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of Conn’s as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Conn’s);

(iii)           The consummation of a merger or consolidation of Conn’s with any other entity or corporation, other than a merger or consolidation that would result in the voting securities of Conn’s outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Conn’s or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(iv)           The sale, lease, exchange or other transfer, directly or indirectly, of (A) all or substantially all of the assets of Conn’s (in one transaction or in a series of related transactions), or (B) one of the significant operating divisions of Conn’s, including the Retail and Credit Divisions.

(f)   “Confidential Information” shall mean information:  (i) disclosed to or known by the Executive as a consequence of or through his employment with Conn’s, (ii) not generally known outside Conn’s and (iii) which relates to any aspect of Conn’s or its business, research, or development.  “Confidential Information” includes, but is not limited to Conn’s trade secrets, proprietary information, business plans, marketing plans, methodologies, computer code and programs, formulas, processes, compilations of information, results of research, proposals, reports, records, financial information, compensation and benefit information, cost and pricing information, customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Conn’s by a third party under restrictions against disclosure or use by Conn’s or others; provided, however, that the term “Confidential Information” does not include information that (a) at the time it was received by Executive was generally available to the public, (b) prior to its use by Executive, becomes generally available to the public through no act or failure of Executive, (c) is received by Executive from a person or entity other than Conn’s or an Affiliate of Conn’s who is not under an obligation of confidence with respect to such information or (d) was generally known by Executive by virtue of his experience and know-how gained prior to employment with Conn’s.

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(g)    “Control” and correlative terms shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

(h)   “Copyright Works” shall mean materials for which copyright protection may be obtained including, but not limited to literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(i)    “Disability” shall mean Executive’s permanent disability (A) as determined in accordance with the disability insurance that Conn’s may then have in effect, if any, or (B) if no such insurance is in effect, shall mean that Executive is subject to a medical determination that he, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his then regular duties, and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then-available medical information.

(j)   “Good Reason” shall mean, (A) without Executive’s express written consent, the material diminution of the Executive’s title, duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities, (B) without Executive’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction, (C) a material reduction of Executive’s Base Salary or annual bonus opportunity, each as in effect as of the Effective Date, (D) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which the Executive was entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced, (F) for purposes of Section 3(c) only, the failure of Conn’s to obtain the assumption of this Agreement by any successors contemplated in Section 9 below, or (G) for purposes of Section 3(c) only, the transfer of Executive’s principal place of employment to a location that is more than one-hundred (100) miles from Executive’s principal place of employment immediately prior to the Change of Control, or (H) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination of Executive, provided, in each case, that  Executive terminates employment within sixty (60) days of the occurrence of such circumstances.

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(k)   “Person” shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(l)   “Work Product” shall mean all methods, analyses, reports, plans, computer files and all similar or related information which (i) relate to Conn’s or any of its Affiliates and (ii) are conceived, developed or made by Executive in the course of his employment by Conn’s.

7.           Non-Disclosure, Non-Competition and Non-Solicitation.  Executive and Conn’s acknowledge and agree that during and solely as a result of his employment by Conn’s, Conn’s has provided and will continue to provide Confidential Information and special training to Executive in order to allow Executive to fulfill his obligations as an executive of a publicly-held company and under this Agreement.  In consideration of the special and unique opportunities afforded to Executive by Conn’s as a result of Executive’s employment, as outlined in the previous sentence, Executive hereby agrees as follows:

(a)   Executive agrees that Executive will not, except as Conn’s may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of Conn’s or any of its Affiliates, or authorize anyone else to do these things at any time either during or subsequent to Executive’s employment with Conn’s.  This Section 7(a) shall continue in full force and effect after termination of Executive’s employment for any reason.  Executive’s obligations under this Section 7(a) with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Executive, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information of Conn’s and any of its Affiliates includes matters that Executive conceives or develops, as well as matters Executive learns from other executives of Conn’s and any of its Affiliates.

(b)    Executive agrees that for the duration of this Agreement, and for a period of eighteen (18) months following Executive’s termination of employment for any reason other than in connection with a Change of Control (as described in Section 3(c)), Executive shall not (other than for the benefit of Conn’s or any of its Affiliates pursuant to this Agreement) compete with Conn’s or any of its Affiliates by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Conn’s or any of its Affiliates provides, and that he will not work for, assist, loan money, extend credit or become affiliated with as an individual, owner, partner, director, officer, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Conn’s or any of its Affiliates.  The restrictions of this Section 7(b) shall not be violated by the ownership of no more than 1% of the outstanding securities of any company whose equity securities are traded on a national securities exchange, including the NASDAQ Global Select Market.

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(c)   Executive agrees that for the duration of this Agreement, and for a period of eighteen (18) months following Executive’s termination of employment for any reason, Executive shall not either directly or indirectly, on his behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Conn’s and any of its Affiliates to work for Executive or for another entity, firm, corporation, or individual.

(d)   Executive acknowledges that Conn’s has taken reasonable steps to maintain the confidentiality of its Confidential Information and the ownership of its Work Product and Copyright Works, which is extremely valuable to Conn’s and provides Conn’s with a competitive advantage in its market. Executive further acknowledges that Conn’s would suffer irreparable harm if Executive were to use or enable others to use such knowledge, information, and business acumen in competition with Conn’s. Executive acknowledges the necessity of the restrictive covenants set forth herein to: protect Conn’s legitimate interests in Conn’s Confidential Information; protect Conn’s customer relations and the goodwill with customers and suppliers that Conn’s has established at its substantial investment; and protect Conn’s as a result of providing Executive with specialized knowledge, training, and insight regarding Conn’s operations as a publicly-held company.  Executive further agrees and acknowledges that these restrictive covenants are reasonably limited as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information and other legitimate business interests of Conn’s.  Executive agrees that any breach of this Section 7 cannot be remedied solely by money damages, and that in addition to any other remedies Conn’s may have, Conn’s is entitled to obtain injunctive relief against Executive without the requirement of posting bond or other security.  Nothing herein, however, shall be construed as limiting Conn’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(e)   Executive acknowledges that all writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, Work Product, and/or Copyright Works of Conn’s, any Affiliate of Conn’s, or any third party with which Conn’s has a confidential relationship, is the property of Conn’s or such Affiliate.  All property belonging to Conn’s in Executive’s custody or possession that has been obtained or prepared in the course of Executive’s employment with Conn’s shall be the exclusive property of Conn’s, shall not be copied and/or removed from the premises of Conn’s, except in pursuit of the business of Conn’s, and shall be delivered to Conn’s, along with all copies or reproductions of same, upon notification of the termination of Executive’s employment or at any other time requested by Conn’s.  Conn’s shall have the right to retain, access, and inspect all property of any kind in Executive’s office, work area, and on the premises of Conn’s upon termination of Executive’s employment and at any time during Executive’s employment, to ensure compliance with the terms of this Agreement.

The terms of this Section 7 are continuing in nature and shall survive the termination or expiration of this Agreement.

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8.           Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or electronic delivery, given by hand delivery to the other party, sent by overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, to:

If to Executive:	Theodore M Wright

If to Conn’s:	Conn’s, Inc.
3295 College Street
Beaumont, Texas 77701
Attn: Office of the General Counsel
Fax No: (409) 212-9521

9.           Assignment.  Conn’s shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to a controlling interest in the business, assets or equity of Conn’s (or, if applicable, a material division of Conn’s, including the Retail or Credit division) to assume and agree to perform this Agreement in the same manner and to the same extent that Conn’s would be required to perform if no such succession had taken place.  This Agreement is a personal employment contract and the rights, obligations and interests of Executive under this Agreement may not be sold, assigned, transferred, pledged or hypothecated by Executive.

10.           Binding Agreement.  Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives and legal representatives.

11.           Arbitration.  Except for any controversy or claim relating to Section 7 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach of any provision of this Agreement, including the arbitrability of any controversy or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Optional Rules for Emergency Measures of Protection of the AAA, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any provisional remedy which would be available from a court of law, shall be available from the arbitrator to the parties to this Agreement pending arbitration. Arbitration of disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with Conn’s. Civil discovery shall be permitted for the production of documents and taking of depositions.  The arbitrator(s) shall be guided by the Texas Rules of Civil Procedure in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s).  The Federal Arbitration Act shall govern this Section 11.  This Agreement shall in all other respects be governed and interpreted by the laws of the State of Texas, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The arbitration shall be conducted in the city of Conn’s corporate offices by one neutral arbitrator chosen by AAA according to its National Rules for the Resolution of Employment Disputes if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00).  Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties unless compelled to do so either by judicial process or in order to enforce an arbitration award rendered pursuant to this Section 11.  All fees and expenses of the arbitration shall be borne by the parties equally.

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12.           Waiver.  No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach of this Agreement, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

13.           Severability.  If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court or arbitrator construes any of the provisions of Section 7 of this Agreement, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator shall reduce the duration or restrict the geographic or other scope of such provision or enforce such provision to the maximum extent possible as so reduced or restricted.

14.           Entire Agreement; Amendment.  This Agreement shall constitute the entire agreement between the parties with respect to compensation and benefits payable to Executive upon his termination of employment with Conn’s.  This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Conn’s, whether oral or written, regarding the subject matter of this Agreement, except that this Agreement shall modify and supersede any equity award agreement between Executive and Conn’s under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan as expressly set forth herein.  The terms of this Agreement shall prevail to the extent of any conflict between the terms of this Agreement and any equity award agreement between Executive and Conn’s under the Conn’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Conn’s 2011 Omnibus Incentive Plan.  This Agreement may not be amended or modified other than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives.

15.           Understand Agreement.  Executive represents and warrants that he has (i) read and understood each and every provision of this Agreement, (ii) been given the opportunity to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement and (iii) freely and voluntarily entered into this Agreement.

16.           Section 409A of the Code.  Conn’s intends that all amounts payable under this agreement be exempt from Section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation §1.409A-1(b)(4) and/or as payments under a “separation pay plan” within the meaning of Treasury Regulation § 1.409A-1(b)(9).  This Agreement will be construed and administered accordingly.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and is performable in the city of Conn’s corporate offices.

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18.           Professional/Personal.  Membership by Executive on corporate and civic boards should be accepted only after consideration of conflict of interest and consultation with the Chairman of the Board.  Conn’s requires Executive to have a comprehensive annual medical physical examination, at the expense of Conn’s.

19.           Titles; Pronouns and Plurals.  The titles to the sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provision hereof.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	CONN’S, INC.

/s/ Theodore M. Wright	By: /s/ Sydney K. Boone
Theodore M. Wright	Sydney K. Boone,
Corporate General Counsel

Date: December 5, 2011	Date: December 5, 2011

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